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                                                               Exhibit (a)(1)(M)

Cendant Corporation, 9 West 57th Street, New York, New York 10019


September 23, 2001




BY FACSIMILE
Cheap Tickets, Inc.
1440 Kapiolani Blvd.
Honolulu, Hawaii 96814
Attention: Sam E. Galeotos
           President & CEO

Dear Sam:

     Reference is made to the Agreement and Plan of Merger (the "Agreement"), dated August 13, 2001, by and among Cendant Corporation ("Parent"), Diamondhead Acquisition Corporation (the "Purchaser") and Cheap Tickets, Inc. (the "Company"). Capitalized terms which are used in this letter but which are not defined in this letter shall have the meanings ascribed to such terms in the Agreement.

     Parent and Purchaser hereby exercise their rights to extend the Offer for a period of ten (10) business days in accordance with Section 1.1(z) of the Agreement, and hereby waive all of the Offer Conditions except for the conditions set forth in paragraphs (a) and (b)of Annex I to the Agreement, and for the condition set forth in paragraph (d)(ii)(A) of Annex I to the Agreement as to the accuracy of the representations and warranties set forth in Section
3.3 of the Agreement (as qualified by the introductory paragraph of Section 3.3 of the Company Disclosure Schedule, which qualification, together with the cure rights granted to Michael Hartley therein, shall continue to apply at the Expiration Date) to the effect that as of August 13, 2001 there were outstanding only the following shares of Common Stock or rights to acquire Common Stock:(a) 23,299,413 Shares of Common Stock (which amount is net of treasury shares), (b) 2,655,698 Company Stock Options (including 3000 Company Stock


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Options later disclosed to Parent and Purchaser) and (c) a warrant to acquire
1,626,426 shares of Common Stock. We request your acknowledgement below.

                                    Sincerely,

                                    /s/ Samuel L. Katz
                                    ------------------
                                    Samuel L. Katz
                                    Senior Executive Vice President
                                    & Chief Strategic Officer

Acknowledged:

By:  /s/ Sam E. Galeotos
    --------------------
    Sam E. Galeotos
    President and CEO

cc: Henry Fields, Esq.              Kenton J. King, Esq.
    Morrison & Foerster, LLP        Skadden, Arps, Slate, Meagher & Flom LLP





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